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EXHIBIT A.



NEWS
FOR IMMEDIATE RELEASE                        January 23, 1996


Schawk, Inc.                                 For further information, contact
1695 River Road                              Marie Meisenbach Graul
Des Plaines, IL  60018                       847/827-9494, ext. 221



SCHAWK ANNOUNCES AGREEMENT TO SELL PLASTIC MOLDED CONCEPTS

DES PLAINES, IL, (January 23, 1996) -- Schawk, Inc. -- (NYSE: SGK) today announced that it has signed an agreement in principal to sell its Plastic Molded Concepts business unit ("PMC") to a group comprised of members of the PMC management team. PMC, which is located in Eagle, Wisconsin is a plastics company specializing in custom contract injection molding of durable goods for the industrial and healthcare markets. PMC also manufactures a proprietary product line of plastic chain, and lawn and garden edging products which are sold under the Plasti-Chain name. The management team buyout is being lead by Larry Floyd, the current President of PMC.


Ronald J. Kay, President of the Schawk, Inc. Plastics Group indicated, "this business transaction allows us to focus our Plastics Group strategy on growing our two core businesses; filtration and thermoforming. We have significant growth opportunities in these product and market areas and we intend to strengthen and profitably grow these businesses through further acquisitions and investments in new proprietary development."


The agreement in principal is subject to the negotiation and execution of definitive purchase and sale agreements, financing requirements and certain other matters. Terms of the transaction will not be disclosed at this time. Mr. Kay indicated however, "proceeds from the sale will be utilized to further reduce debt. "We expect to complete this transaction by the end of the first quarter of 1996."


Schawk, Inc. consists of two operating groups; the Imaging and Information Technologies Group ("Imaging Group") and the Plastics Group. Schawk's Imaging Group is a leader in the graphic arts industry, providing a complete line of premium prepress services and products for food, beverage and consumer products packaging, as well as related marketing and advertising materials, and the management of customer's electronic data files. Through its Plastics Group, Schawk is a global manufacturer of injection molded filtration products and, thermoform packaging for the healthcare, automotive, consumer and industrial markets.

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